CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Eventide Large Cap Value ETF, Eventide Large Cap Growth ETF and Eventide Small Cap ETF, each a series of Strategy Shares, under the heading “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 19, 2025